Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-231118-01

November 16, 2020

The Connecticut Light and Power Company

doing business as Eversource Energy

Pricing Term Sheet

Issuer:	The Connecticut Light and Power Company doing business as Eversource Energy (the “Issuer”)

Security:	$400,000,000 0.75% First and Refunding Mortgage Bonds, 2020 Series A, due 2025

Principal Amount:	$400,000,000

Maturity Date:	December 1, 2025

Coupon:	0.75%

Benchmark Treasury:	0.25% due October 31, 2025

Benchmark Treasury Price / Yield:	99-07.25 / 0.408%

Spread to Benchmark Treasury:	35 basis points

Re-Offer Yield:	0.758%

Price to Public:	99.961% of the principal amount plus accrued interest from December 1, 2020

Interest Payment Dates:	Semi-annually on June 1 and December 1 of each year, commencing on June 1, 2021

Optional Redemption Provisions:	Make-whole call at any time prior to November 1, 2025 (1 month prior to the Maturity Date) at a discount rate of Treasury plus 7.5 basis points and on or after such date at par

Trade Date:	November 16, 2020

Settlement Date*:	December 1, 2020 (T+10)

CUSIP / ISIN:	207597 EM3 / US207597EM34

Ratings**:	A1 (Moody’s); A+ (S&P); A+ (Fitch)

Joint Book-Running Managers:	Barclays Capital Inc. J.P. Morgan Securities LLC Mizuho Securities USA LLC U.S. Bancorp Investments, Inc.

Co-Manager:	Samuel A. Ramirez & Company, Inc.

* Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade bonds in the secondary market prior to the date that is two business days before the settlement date will be required, by virtue of the fact that the bonds initially will settle T+10 (on December 1, 2020) to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of bonds who wish to trade bonds prior to the date that is two business days before the settlement date should consult their own advisors.

** Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus, as supplemented) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus (as supplemented) in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus (as supplemented) if you request it by calling Barclays Capital Inc. toll-free at (888) 603-5847; J.P. Morgan Securities LLC collect at 1-212-834-4533; Mizuho Securities USA LLC toll-free at (866) 271-7403; or U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607.